Exhibit 10.7

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (this "Agreement") is made as of this 30th day of March, 2011, by and among SOVEREIGN - EMERALD CREST CAPITAL PARTNERS II, LP, a Delaware limited partnership, and PACIFIC SPECIALTY INSURANCE COMPANY, a California corporation (collectively, "Senior Lenders"), EMERALD CREST MANAGEMENT COMPANY, LLC, a Delaware limited liability company, as agent for the Senior Lenders (in such capacity, together with its successors and assigns in such capacity, if any, "Agent"), IU HOLDINGS, LP, a Texas limited partnership ("Tier 2 Junior Lender"), IU INVESTMENTS, LLC, a Texas limited liability company ("Tier 3 Junior Lender"), INTERNET UNIVERSITY, INC., a Texas corporation ("Internet University"), MARC BLUMBERG, an individual ("Blumberg"), MARC A. PICKREN, an individual ("Pickren", and collectively with Internet University and Blumberg, the "Tier 4 Junior Lenders"), NED B. TIMMER, an individual ("Tier 6 Junior Lender"), SCOTT N. BECK ("Tier 7 Junior Lender"), CORNERWORLD CORPORATION, a Nevada corporation ("Parent"), and WOODLAND HOLDINGS CORP., a Delaware corporation ("Holdings"), and each other Person designated as a "Loan Party" under the Senior Credit Agreement (hereinafter defined) not already a party hereto.

W I T N E S S E T H:

WHEREAS, S Squared, L.L.C., an Illinois limited liability company doing business as Ranger Wireless, LLC ("Ranger"), Enversa Companies LLC, a Texas limited liability company ("Enversa" and, together with Ranger, each a "Borrower" and, jointly, the "Borrowers"), each Person that executes a joinder agreement and becomes a "Guarantor" thereunder or otherwise guaranties all or any part of the Obligations (each a "Guarantor" and collectively, the "Guarantors"), Senior Lenders and Agent are parties to that certain Credit Agreement dated as of the date hereof (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the "Senior Credit Agreement").  Terms used herein with initial capital letters, to the extent not otherwise defined in Section 1(B) below, shall have the meanings given such terms in the Senior Credit Agreement; and

WHEREAS, pursuant to the Senior Credit Agreement, Senior Lenders shall extend to Borrowers a loan in the original principal amount of $5,000,000 (the "Senior Loan"), which Senior Loan is to be secured by certain assignments of and security interests in the assets of each of the Loan Parties, now or hereafter existing, and the pledge of the outstanding equity interests in each of the Loan Parties (other than Parent), all as more fully set forth in the Loan Documents.  The liens and security interests securing the Senior Loan are in a first priority position and encumber the Global Collateral; and

WHEREAS, concurrently with the funding of the Senior Loan, Tier 2 Junior Lender shall extend to Holdings and Enversa a loan in the original principal amount of $1,500,000 (the "Tier 2 Loan"), which Tier 2 Loan is to be secured by a second priority lien on and security interest in the Non-Ranger Collateral; and

WHEREAS, pursuant to that certain Promissory Note dated as of February 23, 2009, in the original principal amount of $1,900,000, as amended pursuant to that certain Amendment to Promissory Note dated as of even date herewith (the "Tier 3 Note"), Tier 3 Junior Lender previously extended a loan to Parent, which loan has a present outstanding principal balance of $665,000 (the "Tier 3 Loan").  After giving effect to the funding of the Senior Loan and the Tier 2 Loan and the operation of this Agreement, the Tier 3 Loan shall be secured by a third priority lien on and security interest in the Non-Ranger Collateral; and

WHEREAS, Parent previously executed and delivered certain promissory notes, one in favor of each of the Tier 4 Junior Lenders, in the original aggregate principal amount of $1,500,000, and having a current aggregate outstanding principal balance of $1,364,199 (the "Tier 4 Loan").  After giving effect to the funding of the Senior Loan and the Tier 2 Loan and the operation of this Agreement, the Tier 4 Junior Lenders shall be secured by a fourth priority lien on and security interest in the Non-Ranger Collateral; and

WHEREAS, Internet University is the owner and holder of that certain Promissory Note dated March 30, 2011 in the original principal amount of $400,000 (the "Tier 5 Loan") with respect to which Holdings is the maker.  After giving effect to the funding of the Senior Loan and the Tier 2 Loan and the operation of this Agreement, Internet University (hereinafter, "Tier 5 Junior Lender" when referred to in its capacity as the lender with respect to the Tier 5 Loan), shall be secured by a fifth priority lien on and security interest in the Non-Ranger Collateral; and

WHEREAS, Tier 6 Junior Lender is owed certain indebtedness by Holdings and has been involved in certain disputes resulting in the Litigation with Parent, Holdings and others.  Pursuant to the Settlement Agreement, Tier 6 Junior Lender shall receive a portion of the proceeds of the Senior Loan and Tier 2 Loan, and has agreed to release Tier 6 Junior Lender's existing liens on all of the Global Collateral currently encumbered in favor of Tier 6 Junior Lender.  Further pursuant to the Settlement Agreement, Holdings shall execute and deliver to Tier 6 Junior Lender that certain Promissory Note dated of even date herewith in the original principal amount of $1,800,000 (the indebtedness evidenced by such note being referred to herein as the "Tier 6 Loan")  The Tier 6 Loan is to be secured by a lien in favor of Tier 6 Junior Lender, which lien shall be, (i) with respect to the Non-Ranger Collateral, in a sixth priority secured position, and (ii) with respect to the Ranger Collateral, as of the date of this Agreement, in a second priority secured position (but subject to a reduction in that priority if certain future events occur); and

WHEREAS, Tier 7 Junior Lender is the holder of that certain Promissory Note dated of even date herewith in the original principal amount of $389,942 (the indebtedness under which shall be referred to herein as the "Tier 7 Loan"), with respect to which Parent is the maker.  The obligations of Parent to Tier 7 Junior Lender with respect to the Tier 7 Loan are to be secured by a seventh priority lien on and security interest in the Non-Ranger Collateral; and

WHEREAS, it is a condition precedent to Senior Lenders making the Senior Loan and providing the other financial accommodation to the Borrowers pursuant to the Senior Credit

Agreement that each of the Junior Lenders enter into this Agreement, in order to establish the priority of the repayment of the Borrowers' debt, and to address certain related matters;

WHEREAS, each Junior Lender has determined that the execution, delivery and performance of this Agreement shall directly benefit, and are in the best interest of, such Junior Lender; and

WHEREAS, each Junior Lender and each of the Loan Parties desire to enter into this Agreement in order to induce Senior Lenders to enter into the Senior Credit Agreement with Borrowers and to make the Senior Loan, and in order to induce Tier 2 Junior Lender to make the Tier 2 Loan.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Incorporation of Recitals; Definitions.

(A)      The parties hereto acknowledge and agree that the foregoing Recitals are true and correct, and the foregoing Recitals are hereby incorporated into this Agreement as substantive provisions hereof.

(B)      Except as otherwise provided herein, all capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Senior Credit Agreement, provided that the following terms shall have the meanings set forth below:

"Blanket Collateral" means all or substantially all of the assets, property and property rights, of any kind or nature, tangible or intangible, now or hereafter existing, as more fully described on Exhibit A attached hereto and by this reference made a part hereof, in which any of the Grantors owns, asserts or maintains an interest and as to which such Grantor has created a lien upon such assets in favor of one or more of the Lenders.

"Collateral" means, collectively, any and all assets, property and property rights, of any kind or nature, tangible or intangible, now or hereafter existing, in which any of the Grantors owns, asserts or maintains an interest and as to which such Grantor has created a lien in favor of one or more of the Lenders, whether any such Collateral constitutes a portion of the Ranger Collateral or the Non-Ranger Collateral.

"Cross-Collateralization Election" means the right of the members of the Optionee Group, following the exercise and closing of the Purchase Option, to elect that the lien securing the Senior Loan acquired by the Optionee Group shall thereafter also serve as security with respect to the obligations of either Parent or Holdings, as applicable, with respect to the repayment of the Tier 2 Loan, Tier 3 Loan, Tier 4 Loan, and Tier 5 Loan, but solely to the extent of those members of the Optionee Group who actually participated in the exercise of the Purchase Option.

"CWI" means CornerWorld, Inc., a Delaware corporation.

"Enversa Subsidiaries" means, collectively, Tiny Dial, LLC, Bascomb and Richards, LLC, Lantana Direct, LLC, Gulf Media Solutions, LLC, Money Jack, LLC, and The Leadstream LLC, each a Delaware limited liability company, Aventura Media Systems, LLC, a Florida limited liability company, and Digital 360, LLC and Optima Online, LLC, each a Nevada limited liability company.

"Equity Collateral" means, with respect to Parent, the assets described on Exhibit B attached hereto, with respect to Holdings, the assets described on Exhibit C attached hereto, and with respect to Woodland Wireless, the assets described on Exhibit D attached hereto.

"Global Collateral" means, collectively, the Ranger Collateral and the Non-Ranger Collateral.

"Grantor" and "Grantors" mean, individually and collectively (as applicable), each or all of the Ranger Grantors and each or all of the Non-Ranger Grantors.

"Junior Lender" and "Junior Lenders" mean, individually and collectively (as applicable), Tier 1 Junior Lender, Tier 2 Junior Lender, Tier 3 Junior Lender, each and all of the Tier 4 Junior Lenders, Tier 5 Junior Lender, Tier 6 Junior Lender, and Tier 7 Junior Lender; provided, however, that (i) the terms Junior Lender and Junior Lenders shall only include any such Person to whom some amount remains owed by either Parent or Holdings as of the date of determination, and (ii) at any time when the Senior Loan has been paid in full, whichever Lender then constitutes the Most Senior Lender, as determined in accordance herewith, shall no longer be considered one of the Junior Lenders.

"Junior Lender Note" means each and every promissory note or other instrument of indebtedness executed by a Loan Party in favor of any Junior Lender.

"Junior Lender Remedies" means any action which results in (A) the sale, foreclosure, realization on or liquidation of any Collateral, (B) the execution on any judgment obtained against any Loan Party, (C) the acceleration of the Subordinated Indebtedness, (D) the filing of any petition or lien under any bankruptcy, insolvency or creditors' rights laws with respect to any Loan Party, or (E) the institution or exercise against any Loan Party of any suit, legal action, or other enforcement remedy.

"Lender" and "Lenders" mean, individually and collectively (as applicable), the Senior Lenders and the Junior Lenders.

"More Senior Lender" means, as to each of the Junior Lenders, (i) the Senior Lenders and (ii) each other Junior Lender whose lien and security interest in any portion of the Collateral holds a more senior priority position (i.e., each other Junior Lender designated by a "Tier X" designation where X is a number lower than the Tier X designation of the Junior Lender with respect to which the determination is being made).

"Most Senior Lender" means, (i) as of the date of this Agreement and at any time thereafter when any portion of the Senior Loan remains unpaid, the Senior Lenders, and (ii) at any time when the Senior Loan has been paid in full, that or those Junior Lenders then holding the most senior (in lien priority) security interest on any portion of the Collateral (i.e., the then existing Junior Lender designated with the "Tier X" designation bearing the lowest number); provided, however, that if, at any time, (x) the Senior Loan has been repaid and (y) the Optionee Group have not exercised the Purchase Option and caused the Cross-Collateralization Election to be made, then, with respect to the Non-Ranger Collateral, the Most Senior Lender shall be determined as set forth above, but until the Purchase Option has been exercised and the Cross-Collateralization Election made, then with respect to the Ranger Collateral, the Most Senior Lender shall be Tier 6 Junior Lender (if any part of the Tier 6 Loan remains unpaid).  For purposes of clarity, at any given time there can only be one level of Lender entitled to be considered the Most Senior Lender as to any given category of Collateral (although, with respect to the Senior Lenders and the Tier 4 Junior Lenders, that level may be comprised of more than one Lender).  At any time when the Senior Lenders are also the Most Senior Lender, then any determination to be made by the Most Senior Lender shall be made by Agent in accordance with the terms of the Senior Credit Agreement, and at any time when the Tier 4 Junior Lenders are the Most Senior Lender, then any determination to be made by the Most Senior Lender shall be made by Internet University.

"Most Senior Loan" means the then outstanding indebtedness of Borrowers or any of the other Loan Parties owed to the then Most Senior Lender.

"Non-Ranger Collateral" means, with respect to each of the Non-Ranger Grantors other than Parent and Holdings, the Blanket Collateral of each such Person, and with respect to Parent and Holdings, the Equity Collateral of each such Person.  The Non-Ranger Grantors have granted a lien on and security interest in the Non-Ranger Collateral in favor of Agent, on behalf of the Senior Lenders, and each of the Junior Lenders.

"Non-Ranger Grantors" means each of Parent, Holdings, CWI, Enversa, West Michigan, T2TV, T2, PSM, and each of the Enversa Subsidiaries.

"Optionee Group" means, collectively, Tier 2 Junior Lender, Tier 3 Junior Lender, each of the Tier 4 Junior Lenders, and Tier 5 Junior Lender.

"PSM" means Phone Services and More, LLC, a Michigan limited liability company.

"Purchase Option" means the right granted by Senior Lenders, pursuant to Section 12 hereof, to the Optionee Group, and pursuant to Section 13 hereof, to Tier 6 Junior Lender, to purchase the Senior Loan, together with all other amounts owed by Borrowers and each other Loan Party to Senior Lenders, upon the terms and conditions set forth therein.

"Ranger Collateral" means, with respect to Ranger, its Blanket Collateral, and with respect to Woodland Wireless, its Equity Collateral.  The Ranger Grantors have granted a lien on and security interest in the Ranger Collateral in favor of Agent, on behalf of the Senior Lenders, and Tier 6 Junior Lender.

"Ranger Grantors" means each of Ranger and Woodland Wireless.

"Senior Indebtedness" means all principal, interest and other obligations at any time due and owing by Borrowers or any other Loan Party to the Most Senior Lender arising out of or incurred in connection with the Senior Loan Documents, whether direct or contingent, and whether now existing or hereafter created.  "Senior Indebtedness" shall include, without limitation, any capitalization of interest due under the Senior Loan Documents, the payment of default interest due under the Senior Loan Documents, and all interest which accrues on the principal amount of the Senior Indebtedness subsequent to the commencement of a proceeding under Chapter 11 of the Bankruptcy Code, irrespective of whether or not such interest would be allowed as a claim in such proceedings.

"Senior Loan Documents" means, at any time when the Senior Lenders are also the Most Senior Lender, the Loan Documents (as defined in the Senior Credit Agreement), or at any time when the Senior Loan has been repaid, those documents executed in connection with the then qualifying Most Senior Loan (together with, in each case, any indebtedness which refinances such principal, interest or other obligations), as the same may be modified, extended, renewed or restated from time to time.

"Settlement Agreement" means that certain Settlement Agreement dated as of February 3, 2011 between CornerWorld Corporation and Ned B. Timmer.  The term "Settlement Agreement," as used herein, shall not include any amendments or modifications to the Settlement Agreement dated February 3, 2011, regardless of how any such amendment or modification may have been documented or agreed upon, unless such amendment or modification has been approved by Agent in writing.

"Subordinated Indebtedness" means (i) all indebtedness of the Loan Parties to any Junior Lender and to all of the Junior Lenders, collectively, as the context requires, pursuant to the Subordinated Loan Documents and all present and future loans, advances, debts, liabilities, obligations, and indebtedness owing by any Loan Party to any Junior Lender, whether evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by any Junior Lender in any Loan Party's debts owing others), now existing or hereinafter arising, absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to any Loan Party in connection therewith and (ii) any payments to any Junior Lender in redemption or purchase of warrants, capital stock, partnership interest, ownership interest or equity, if any, of any Loan Party held by any Junior Lender or any other payment in respect of warrants, capital stock, partnership interest, ownership interest or equity of any Loan Party held by any Junior Lender.

"Subordinated Loan Documents" means, collectively, the promissory notes or other evidences of indebtedness described in the Recitals above with respect to each of the Tier 2 Loan, Tier 3 Loan, Tier 4 Loan, Tier 5 Loan, Tier 6 Loan and Tier 7 Loan, together with all pledge and security agreements and all other documents and instruments entered into by any Loan Party and with or in favor of any Junior Lender and regarding or evidencing all present and future loans, advances, debts, liabilities, obligations, and indebtedness owing by such Loan Party to such Junior Lender.  The foregoing notwithstanding, at any time when any of the Junior Lenders, as originally defined herein, constitutes the then Most Senior Lender, the documents in favor of such Junior Lender shall not be included within the definition of Subordinated Loan Documents.

"T2" means T2 Communications, LLC, a Michigan limited liability company.

"T2TV" means T2 TV, LLC, a Michigan limited liability company.

"West Michigan" means West Michigan Co-Location Services, LLC, a Michigan limited company.

"Woodland Wireless" means Woodland Wireless Solutions Ltd., a Michigan corporation.

2.        Subordination.

Each Junior Lender hereby postpones and subordinates, to the extent and in the manner provided in this Agreement, all of the Subordinated Indebtedness to the payment of all of the Senior Indebtedness.  Each Junior Lender hereby agrees that all claims and rights of any kind such Junior Lender may now have or hereafter acquire against any Loan Party or any of the Collateral resulting from the Subordinated Indebtedness shall be subordinate and subject to the claims and rights against each of the Loan Parties and/or the Collateral of (i) Senior Lenders and of Agent on behalf of Senior Lenders arising from or out of the Senior Indebtedness, and (ii) each More Senior Lender, to the extent and in the manner set forth in this Agreement.  The sequencing of the priority of the liens held by Lenders established hereby, as described in the Recitals, shall apply and be binding as between Lenders notwithstanding (x) the order or timing of the filing of any financing statements under the Uniform Commercial Code as in effect in the State of New York or any other applicable state (the "UCC") or (y) any other method of perfection under the UCC which would provide for a different order of priority.  Each Junior Lender Note shall bear a conspicuous legend that it is subordinated to the Senior Indebtedness of each More Senior Lender in accordance with the terms of this Agreement.  Each Loan Party's books shall be marked to evidence the subordination of all of the Subordinated Indebtedness to the holder of Senior Indebtedness, in accordance with the terms of this Agreement.

3.        Warranties and Representations of the Loan Parties and Junior Lenders.

The Loan Parties and the Junior Lenders each hereby severally represents and warrants to each of the Senior Lenders and Agent, and to each More Senior Lender, that Agent and each such More Senior Lender has been furnished with a true and correct copy of all instruments and securities evidencing or pertaining to the Subordinated Indebtedness. Each of the Loan Parties hereby represents and warrants to the Senior Lenders and to Agent, and to each of the Junior Lenders, that this Agreement has been duly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of each such Loan Party enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and general principles of equity.  Each of the Junior Lenders hereby severally represents and warrants to the Senior Lenders and to Agent, and to each other Junior Lender (it being understood that, in the following sequence of representations, any reference to a Junior Lender refers to each Junior Lender making such representations and warranties as to itself): (A) that this Agreement has been duly executed and delivered by such Junior Lender and constitutes the legal, valid and binding obligation of such Junior Lender enforceable against such Junior Lender in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and general principles of equity; (B) that such Junior Lender, as applicable, is a limited liability company, a limited partnership, or a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, as set forth in the Preamble of this Agreement, and is in good standing and authorized to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the financial condition, operations, prospects, profits, business or property of such Junior Lender; (C) that the execution, delivery, and performance by Junior Lender of this Agreement do not and will not conflict with or contravene any law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Junior Lender or conflict with, or result in any default under Junior Lender's charter, articles of organization or similar instrument or any agreement or instrument of any kind to which Junior Lender is a party or by which Junior Lender or the properties of Junior Lender are bound, except for those as to which consents have been obtained and are in full force and effect, and except where such conflict or contravention will not have a material adverse effect on the financial condition, operations, prospects, profits, business or property of such Junior Lender; (D) that Junior Lender is the holder and owner of all right, title and interest in that tranche of the Subordinated Indebtedness described as being held by it in the Recitals hereto, together with all claims and rights in connection therewith, arising therefrom or evidenced thereby; (E) that neither the execution and delivery by Junior Lender of this Agreement nor the performance by Junior Lender hereunder requires the consent, approval, order, or authorization of, or registration with, or the giving of notice to any governmental authority, domestic or foreign, or any other person or entity, except such consents as have been obtained by such Junior Lender and are in full force and effect, and except where the failure to obtain such consent could not have an adverse effect on the enforceability of this Agreement against such Junior Lender or a material adverse effect on the financial condition, operations, prospects, profits, business or property of such Junior Lender; and (F) that it has not relied and shall not rely on any representation or information of any nature made by or received from Agent or Senior Lenders or from any other Junior Lender relative to any of the Loan Parties in deciding to execute this Agreement or to permit it to continue in effect.

4.        Negative Covenants.

Until all of the Senior Indebtedness has been fully and finally paid, except for liens in the Collateral existing as of the date of this Agreement: (A) none of the Loan Parties shall, directly or indirectly, grant a security interest in, mortgage, pledge, assign or transfer any properties, to secure or satisfy all or any part of the Subordinated Indebtedness, and no Loan Party shall deliver possession of any Collateral to, or enter into any control agreement for the benefit of, any Junior Lender; (B) no Junior Lender shall demand or accept from any Loan Party or any other person any such collateral; (C) none of the Loan Parties shall discharge the Subordinated Indebtedness other than in accordance with its terms; (D) no Junior Lender shall demand or accept from any Loan Party or other person any consideration which would result in a discharge of the Subordinated Indebtedness other than in accordance with its terms; (E) no Junior Lender shall hereafter give any subordination in respect of the Subordinated Indebtedness or exchange any or all of the Subordinated Indebtedness for capital stock, equity, ownership interest or other securities of any Loan Party other than Parent; (F) no Junior Lender shall transfer or assign any of the Subordinated Indebtedness to any other person; (G) none of the Loan Parties shall hereafter issue any further instrument, security or other writing evidencing any part of the Subordinated Indebtedness, and no Junior Lender shall receive any such writing, except upon the condition that such security shall bear the legend referred to in Section 2 above and a true copy thereof shall be furnished to Agent and to the Most Senior Lender; (H) no Junior Lender shall receive possession of any Collateral (and if any Junior Lender shall do so, it shall do so in a capacity as a bailee for the Most Senior Lender), and no Junior Lender shall be party to any control agreement through which such Junior Lender could improve its perfection in any asset as to which perfection can be accomplished through control (and if any such control agreement is entered into, the applicable Junior Lender hereby assigns all of its rights and benefits thereunder to the Most Senior Lender); (I) no Junior Lender shall terminate any services agreement now or hereafter existing with any Loan Party upon the happening and during the continuance of an Event of Default; and (J) neither any Junior Lender nor any of the Loan Parties otherwise shall take any action contrary to the Most Senior Lender's priority position (which, as to Senior Lenders, is held through Agent) over each Junior Lender that is created by this Agreement.

5.        Payments of Subordinated Indebtedness.

Until all of the Senior Indebtedness has been fully and finally paid, none of the Loan Parties shall make, and none of the Junior Lenders shall accept, any direct or indirect payment in cash, property or securities, by set-off or otherwise, with respect to any Subordinated Indebtedness, including, without limitation, any principal or interest payments, except for regularly accruing installments of principal and interest (calculated only at the non-default rate) which are due and payable according to the terms of each individual Junior Lender Note; provided that, no Event of Default would occur as the result of making any such payment.  In the event that any of the Loan Parties determine that making a scheduled payment to a Junior Lender would result in an Event of Default, Parent shall promptly notify the Most Senior Lender and Agent.

6.        Prohibition on Payments.

(A)      The foregoing provisions of Section 5 to the contrary notwithstanding, upon the happening of any Event of Default (or if the making of any payment otherwise permitted pursuant to Section 5 above would result in an Event of Default) under and as defined in the Senior Credit Agreement (or, if the Senior Loan has been paid in full, under the documents evidencing the Most Senior Loan) and upon receipt by Borrowers or any of the other Loan Parties of written notice (the "Default Notice") from the Most Senior Lender (or from Agent) concerning such Event of Default or resulting Event of Default:

(i)        No direct or indirect payment in cash, property or securities, by set-off or otherwise, shall be made or agreed to be made by any Loan Party or accepted by any Junior Lender on account of the principal of, premium or interest on or any other amounts due under the Subordinated Loan Documents or in respect of any redemption, retirement or acquisition of any of the indebtedness evidencing or due under the Subordinated Loan Documents, and none of the Loan Parties shall segregate or hold in trust money for any such payment or distribution, unless and until Borrowers or the applicable Loan Parties have received a written notice from the Most Senior Lender (or from Agent) that all defaults referred to in such Default Notice have been cured or waived by the Most Senior Lender (or by Agent).  The period from the giving of a Default Notice by the Most Senior Lender (or by Agent) until such time as all defaults referred to in such Default Notice have been cured or waived shall be referred to herein as the "Payment Prohibition Period."  The Most Senior Lender and the applicable Loan Party receiving the Default Notice agree to promptly deliver a copy of the Default Notice to each of the Junior Lenders; provided, however, that the failure to promptly deliver a copy of the Default Notice to the Junior Lenders shall not limit the rights of the Most Senior Lender and Agent to enforce the prohibition upon payments set forth in this Section 6(A); provided further, that if any Junior Lender receives a regularly scheduled payment that gives rise to an Event of Default at a time when such Junior Lender has not received a copy of a Default Notice, then such Junior Lender shall be entitled to retain such payment.

(ii)        If, notwithstanding the provisions of this Agreement, any payment or distribution of any character (whether in cash, securities or other property) or any security shall be received by any Junior Lender during a Payment Prohibition Period, and before the entire principal amount of, and all interest on, and all other amounts in respect of, the Senior Indebtedness shall have been finally paid in full, such payment, distribution or security shall not be commingled with any asset of the receiving Junior Lender, but shall be held in trust for the benefit of, and shall be paid over or delivered and transferred to, the Most Senior Lender (or to Agent) for application to the payment of all Senior Indebtedness remaining unpaid, until the principal amount of, and all interest (including interest thereon accruing after the commencement of any bankruptcy proceedings) and premium on, and all other amounts owed in respect of, the Senior Indebtedness shall have been paid in full.

(B)        In the event that any failure of any Loan Party to make or any Junior Lender to receive any payment with respect to the Subordinated Indebtedness, as a result of the provisions of this Section 6, shall be deemed a default under the Subordinated Loan Documents of such Junior Lender, such event shall not give rise to any right on behalf of the applicable Junior Lender to exercise any Junior Lender Remedies, any provision of the Subordinated Loan Documents to the contrary notwithstanding, except as is specifically permitted pursuant to Section 6(C) below.  Each Junior Lender shall, however, be entitled to accrue interest at any post default rate which may be applicable under such Junior Lender’s Subordinated Loan Documents during any Payment Prohibition Period, and shall be entitled to add the amount of such accrued, unpaid default interest to the then outstanding principal balance of the applicable Subordinated Indebtedness.  Any missed payments of principal resulting from a Payment Prohibition Period shall be deemed added as additional installments following the final maturity of the applicable Subordinated Indebtedness, and the Subordinated Loan Documents of each Junior Lender shall be deemed amended to extend the term of such Subordinated Indebtedness for that number of payment installment periods necessary for the applicable Loan Party to fully amortize the remaining principal installments that were deferred as a result of a Payment Prohibition Period.

(C)        The remaining provisions of this Section 6 to the contrary notwithstanding, at any time when a Payment Prohibition Period has been in effect for more than nine (9) consecutive months, Tier 6 Junior Lender shall be entitled to exercise his judicial remedies (being those remedies described in clause (E) of the definition of Junior Lender Remedies), to institute a lawsuit, commence legal action, and otherwise enforce through the courts, against Holdings, the rights of Tier 6 Junior Lender under his applicable Subordinated Loan Documents; provided, however, that if (i) the Most Senior Lender (or Agent) agrees to terminate the Payment Prohibition Period as to Tier 6 Junior Lender (each other Lender hereby consenting to any such termination) and (ii) Holdings pays or causes to be paid to Tier 6 Junior Lender, within thirty (30) days after the date the Most Senior Lender (or Agent) terminates the Payment Prohibition Period, all amounts that came due but were not paid to Tier 6 Junior Lender during the Payment Prohibition Period, then upon such payment Tier 6 Junior Lender's rights under this Section 6(C) shall be suspended until the next failure of Holdings to pay amounts due on the Tier 6 Loan.  Notwithstanding that Tier 6 Junior Lender would be entitled to exercise his judicial remedies in the circumstances described in this Section 6(C), any such exercise shall continue to be subject to the terms of this Agreement with respect to the rights of any More Senior Lender.

7.        Enforcement of Subordinated Indebtedness.

Except in the limited circumstances set forth in Section 6(C) above, until all of the Senior Indebtedness has been fully and finally paid, no Junior Lender shall exercise any Junior Lender Remedies.  Each of the Loan Parties and each Junior Lender hereby covenants and agrees to give the Most Senior Lender and Agent written notice as to the occurrence of a default under the Subordinated Loan Documents upon such occurrence.

8.        Subordinated Indebtedness Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of a Loan Party.

Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization of such Loan Party (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) tending toward liquidation of the business and assets of such Loan Party:

(A)        the holder of all Senior Indebtedness shall first be entitled to receive payment in full (or to have such payment duly provided for in a manner previously agreed upon or otherwise satisfactory to it) of the principal thereof, and premium and interest due thereon, and other amounts payable comprising such Senior Indebtedness, before any Junior Lender is entitled to receive any payment on account of the principal of, premium or interest on or any other amounts due under the Subordinated Indebtedness;

(B)        any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which any Junior Lender would be entitled except for these provisions (including any payment or distribution in respect of the Subordinated Indebtedness by reason of any other indebtedness of the Loan Parties being subordinated to the Subordinated Indebtedness), shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holder of the Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness, and each Junior Lender or any other holder of the Subordinated Indebtedness irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, conservators and others having authority in the premises to effect all such payments and deliveries directly to the holder of the Senior Indebtedness; and

(C)        Each Junior Lender and any other holder of the Subordinated Indebtedness shall (1) execute and deliver to the Most Senior Lender or its representatives all such further instruments confirming the authorization referred to in the foregoing clause (B), (2) execute and deliver to the Most Senior Lender or its representatives any powers of attorney specifically confirming the rights of the Most Senior Lender (or of Agent or its representatives) arising hereunder, (3) execute and deliver to the Most Senior Lender or its representatives all proofs of claim, assignments of claim and other instruments as may be requested by the Most Senior Lender or Agent to enforce all claims upon or in respect of the Subordinated Indebtedness, and (4) take all other actions as may be requested by the Most Senior Lender or Agent to enforce all claims upon or in respect of the Subordinated Indebtedness.

Each Loan Party shall give prompt written notice to Agent and to each Junior Lender of any dissolution, winding up, liquidation or reorganization of such Loan Party or any assignment for the benefit of any of the creditors of such Loan Party tending toward the liquidation of the business and assets of such Loan Party.

9.        Obligations of Loan Parties Unconditional.

Nothing contained herein or in the Loan Documents is intended to or shall impair, as between the Loan Parties and any of the Junior Lenders only, the obligation of the Loan Parties, which is absolute and unconditional, to pay to the holders of the Subordinated Indebtedness the principal of, premium (if any) and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Junior Lenders and creditors of the Loan Parties other than the Senior Lenders.

10.        Subordination Rights Not Impaired by Acts or Omissions of the Loan Parties or Holder of Senior Indebtedness.

No right of any present or future holder of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party, by any act or failure to act, in good faith, by any such holder, by any act or failure to act by any other holder, or by any noncompliance by any Loan Party, with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. This subordination shall continue and shall be irrevocable until the date all of the Senior Indebtedness has been fully and finally paid by Borrowers or otherwise discharged and released by each More Senior Lender.  No Junior Lender shall be released, nor shall any Junior Lender's obligations hereunder be in any way diminished, by any of the following: (A) the exercise or the failure to exercise by Agent or any More Senior Lender of any rights or remedies conferred on it or them under the Loan Documents hereunder or existing at law or otherwise, or against any of the Collateral; (B) the commencement of an action at law or the recovery of a judgment at law against a Borrower or any obligor ("Obligor") for the performance of the Senior Indebtedness and the enforcement thereof through levy or execution or otherwise; (C) the taking or institution or any other action or proceeding against a Borrower or any Obligor; (D) any delay in taking, pursuing, or exercising any of the foregoing actions, rights, powers, or remedies (even though requested by one or more of the Junior Lenders) by Agent or the Most Senior Lender or anyone acting for Agent or the Most Senior Lender; or (E) the lack of validity, legality or enforceability of any documents evidencing the Senior Indebtedness.  Without limiting the generality of the foregoing, and anything else contained herein to the contrary notwithstanding, Agent, from time to time, on behalf of Senior Lenders, or the Most Senior Lender directly, without notice to any Junior Lender, may take all or any of the following actions without in any manner affecting or impairing the obligation or liability of the Junior Lenders hereunder: (I) obtain a lien or a security interest in any property to secure any of the Senior Indebtedness; (II) obtain the primary and secondary liability of any party or parties with respect to any of the Senior Indebtedness; (III) renew, extend, or otherwise change the time for payment of the Senior Loan or any installment thereof for any period; (IV) release or compromise any liability of any nature of any person or entity with respect to the Senior Indebtedness; (V) exchange, enforce, waive, release, and apply any of the Collateral and direct the order or manner of sale thereof as Agent or the Most Senior Lender may in its discretion determine; (VI) enforce their rights hereunder, whether or not Agent, on behalf of Senior Lenders, or the Most Senior Lender directly, shall proceed against any other person or entity; (VII) agree to any amendment, modification, or alteration of the Loan Documents and/or exercise its rights to consent to any action or non-action of a Borrower or any Obligor which may violate the covenants and agreements contained in the Loan Documents with or without consideration, on such terms and conditions as may be acceptable to it; or (VIII) exercise any of its rights conferred by the Loan Documents or by law.

11.        Authority to Act for Junior Lenders.

For so long as any of the Senior Indebtedness shall remain unpaid, the Most Senior Lender shall have the right to act as each Junior Lender's attorney-in-fact for the purposes specified herein, and each Junior Lender hereby irrevocably appoints Agent (while the Senior Loan remains outstanding, and thereafter the Most Senior Lender) as its true and lawful attorney, with full power of substitution, in the name of Junior Lender or in the name of the Most Senior Lender or in the name of Agent on behalf of the Most Senior Lender, for the use and benefit of the Most Senior Lender, without notice to the applicable Junior Lender or any of its representatives, successors or assigns, to perform the following acts, at Agent's (or at the Most Senior Lender’s) option, at any meeting of creditors of any Loan Party or in connection with any case or proceeding, whether voluntary or involuntary, for the distribution, division or application of the assets of any Loan Party or the proceeds thereof, regardless of whether such case or proceeding is for the liquidation, dissolution, winding up of affairs, reorganization or arrangement of such Loan Party, or for the composition of the creditors of such Loan Party, in bankruptcy or in connection with a receivership, or under an assignment for the benefit of creditors of such Loan Party or other similar proceedings:

(A)        To enforce or vote claims comprising the Subordinated Indebtedness, either in its own name or in the name of such Junior Lender, by proof of debt, proof of claim, suit or otherwise; and

(B)        To collect any assets of such Loan Party distributed, divided or applied by way of dividend or payment, or any securities issued, on account of the Subordinated Indebtedness and to apply the same, or the proceeds of any realization upon the same that Agent (or the Most Senior Lender) in its discretion elects to effect, to the Senior Indebtedness until all of the Senior Indebtedness (including, without limitation, all interest accruing on the Senior Indebtedness after the commencement of any bankruptcy case) has been paid in full, rendering any surplus to the Lender who, upon the payment of all such Senior Indebtedness, shall then become the Most Senior Lender, if and to the extent permitted by law.

In no event shall either Agent or the Most Senior Lender be liable to any Junior Lender for any failure to prove the Subordinated Indebtedness, to exercise any right with respect thereto or to collect any sums payable thereon.

12.        Primary Purchase Option.

(A)        Upon the occurrence of a Primary Option Trigger (hereafter defined), each of the Senior Lenders hereby grants in favor of the Optionee Group the right and option to purchase the Senior Loan for an amount equal to the sum of:  (i) the then outstanding principal balance of the Senior Loan, (ii) all then accrued and unpaid interest, whether calculated at the Base Interest Rate or the Post-Default Rate, (iii) the Applicable Prepayment Premium, (iv) any accrued and unpaid Loan Servicing Fees, (v) all amounts in respect of costs and expenses incurred by Agent or Senior Lenders and to which Agent or Senior Lenders are entitled to reimbursement pursuant to the terms of the Senior Credit Agreement, and (vi) any other amounts then due and owing to Agent or Senior Lenders pursuant to the terms of any of the Senior Loan Documents (collectively, the "Option Purchase Price"); provided, however, that in order to exercise the Purchase Option, the Optionee Group shall not be required to redeem the Warrant Agreement or any Warrant Shares pursuant to the "Holder Election" as set forth (and defined) in Section 5(b) of the Warrant Agreement, and the right of the "Holder" of the Warrant Agreement to exercise the "Holder Election," as set forth in Section 5(b) of the Warrant Agreement, shall permanently lapse and expire.  The foregoing notwithstanding, Parent shall retain its right, during the "Redemption Period" to exercise the "Company Election" and redeem the Warrant Agreement for the "Company Redemption Amount" (as each such term is defined in the Warrant Agreement).  The occurrence of either of the following events (each, a "Primary Option Trigger") shall give rise to the Purchase Option: (i) the occurrence of an Event of Default and the making of a determination by Senior Lenders or by Agent, on behalf of Senior Lenders, to enforce the senior lien on the Global Collateral (or any portion thereof) (such event being referred to herein as the "Senior Lien Enforcement Trigger"), or (ii) if, at any time, a Payment Prohibition Period has been in effect for more than six consecutive months (referred to herein as a "Payment Prohibition Trigger").

(B)        Upon the occurrence of a Senior Lien Enforcement Trigger, Senior Lenders, by and through Agent, shall be entitled to notify the Optionee Group and Tier 6 Junior Lender in writing that Agent intends to exercise its remedies under the Senior Loan Documents and to enforce its lien on and security interest in all or part of the Global Collateral.  Upon the delivery of such written notice (the "Senior Lender Notice"), the Optionee Group shall have a period of thirty (30) days (the "Option Exercise Period") following receipt of the Senior Lender Notice in which to advise Agent as to whether the Optionee Group elects to exercise its right to purchase the Senior Loan as set forth above.  Upon the occurrence of a Payment Prohibition Trigger, the Optionee Group shall have the option to exercise its right to purchase the Senior Loan at any time thereafter when the Payment Prohibition Period giving rise to such Payment Prohibition Trigger remains in effect.  Regardless of which Primary Option Trigger has occurred, any such election to purchase the Senior Loan must purchase the Senior Loan in its entirety, for the full Option Purchase Price as set forth in Section 12(A); provided, however, that the Optionee Group shall not be required to redeem the Warrant Agreement or purchase any then outstanding Warrant Shares in order to exercise the Purchase Option.  The Optionee Group shall notify Agent in writing prior to the expiration of the Option Exercise Period (in the circumstances of a Senior Lien Enforcement Trigger) as to whether the Optionee Group intends to purchase the Senior Loan.  Any such written notification of intent to exercise the Purchase Option shall be irrevocable.  In the event the Optionee Group fails to notify Agent of its intent to exercise the Purchase Option on or before 5:00 p.m., California Time, on the last day of the Option Exercise Period, the Purchase Option shall forever terminate and expire, and Agent and Senior Lenders shall be at liberty to exercise any and all rights and remedies under the Senior Loan Documents.  At any time when a Payment Prohibition Trigger is in effect, and until such time as the Payment Prohibition

Period giving rise to such Payment Prohibition Trigger has expired, the Optionee Group shall have the right to notify Agent in writing of its intention to exercise the Purchase Option hereunder, which written notice shall then have the same effect as if the Optionee Group had elected to exercise the Purchase Option following receipt of a Senior Lender Notice.

(C)        In the event the Optionee Group elects to exercise the Purchase Option, the closing of the sale and transfer of the Senior Loan to the Optionee Group (or their designated nominee) shall occur within thirty (30) days thereafter, at which time (i) the Optionee Group shall pay the full Option Purchase Price to Agent in immediately available funds and (ii) Agent and Senior Lenders shall endorse and transfer the promissory notes evidencing the Senior Loan to the Optionee Group (or their nominee), without recourse, and shall transfer and assign all rights of Agent and Senior Lenders pursuant to the Senior Loan Documents to the Optionee Group or their nominee.  All such transfers from Agent and Senior Lenders shall be without recourse and without representation or warranty of any kind, except that Agent and Senior Lenders shall represent and warrant only that (x) they are, as applicable, at the time of the transfer the sole owners and holders of the Senior Loan, (y) they have not transferred or assigned any portion of such indebtedness to any other Person, and (z) each of Agent and Senior Lenders have taken all necessary steps to properly authorize the sale and transfer of the Senior Loan and their execution and delivery of all documents necessary in connection therewith.  The Optionee Group specifically understands that in no event shall Agent or Senior Lenders make any representation or warranty as to the solvency or creditworthiness of any of the Loan Parties, the enforceability of any of the Senior Loan Documents, the effectiveness, priority, attachment, or perfection of any lien securing the Senior Loan, or the truth or accuracy of any information provided by Borrowers or any of the other Loan Parties.  Each member of the Optionee Group shall, as part of the exercise of the Purchase Option, represent and warrant in favor of Agent and Senior Lenders that each such Person is familiar with the business, financial condition, solvency, profits, assets and prospects of the various Loan Parties, that each such Person has conducted its own due diligence and made its own credit decision in determining whether to exercise the Purchase Option, and that each such Person disclaims any reliance upon any information, of a credit nature or otherwise, provided to any such Person by Agent or Senior Lenders.

(D)        Following the exercise of the Purchase Option and the closing of the acquisition of the Senior Loan by some or all of the Optionee Group (or their nominee), each member of the Optionee Group participating in the exercise of the Purchase Option shall, by written notice to Tier 6 Junior Lender, have the right to make the Cross-Collateralization Election, pursuant to which any of the then outstanding Tier 2 Loan, Tier 3 Loan, Tier 4 Loan and the Tier 5 Loan shall be immediately entitled to the benefits of the lien securing the Senior Loan on the Collateral assigned by Agent and Senior Lenders to the Optionee Group (or their nominee) for purposes of securing the repayment of all such indebtedness.  Tier  6 Junior Lender hereby consents to the making of the Cross-Collateralization Election, and the resulting increase in the amount of indebtedness senior to the Tier 6 Loan that would come to be secured by the Ranger Collateral.  Tier 6 Junior Lender acknowledges that, in accordance with the Settlement Agreement, each member of the Optionee Group was already entitled to a security position in the Ranger Collateral senior to the secured position of Tier 6 Junior Lender, and agrees that the implementation of the Cross-Collateralization Election merely serves to complete the rights negotiated on behalf of the Optionee Group pursuant to the Settlement Agreement.

(E)        The foregoing provisions hereof relative to the Cross-Collateralization Election notwithstanding, if, at any time, (i) any of the Ranger Grantors is in the process of a liquidation, dissolution, winding-up, or other final disposition or distribution of the assets of any such Person and (ii) the Senior Loan has been paid in full, then in order to implement the terms and provisions of the Settlement Agreement concerning the relative liens and priorities of the various Junior Lenders, Tier 6 Junior Lender hereby agrees that, at that time, each member of the Optionee Group shall be deemed to have and shall be entitled to the benefits of a lien on and security interest in the Ranger Collateral in the same priority as is enjoyed by the liens of each such Person on the Non-Ranger Collateral hereunder, and that the security interests in the Ranger Collateral so agreed upon in this Section 12(E) shall be entitled in all other respects to the benefits of this Agreement as between the remaining Lenders.

(F)        Tier  7 Junior Lender hereby consents to the making of the Cross-Collateralization Election, and the resulting increase in the amount of indebtedness senior to the Tier 7 Loan that would come to be secured by the Ranger Collateral.

13.        Secondary Purchase Option.

(A)        Upon (i) the lapse of an Option Exercise Period under Section 12(B) above without the Optionee Group having given notice of its intention to exercise its Purchase Option thereunder, and for a period of fifteen (15) days thereafter (i.e., until the day that is the forty-fifth (45th) day following delivery of the Senior Lender Notice, referred to herein as the "Option Expiration Date") and (ii) at any time when a Payment Prohibition Period has been in effect for more than seven consecutive months (each referred to herein as a "Secondary Option Trigger"), each of the Senior Lenders hereby grants in favor of Tier 6 Junior Lender the right and option to purchase the Senior Loan for an amount equal to the Option Purchase Price, and on the same terms and conditions as are applicable to the exercise by the Optionee Group of their Purchase Option pursuant to Sections 12(A), 12(B) and 12(C) hereof.

(B)         Following the occurrence of a Secondary Option Trigger, (i) if such Secondary Option Trigger arises pursuant to clause (i) of Section 13(A), then Tier 6 Junior Lender shall have until 5:00 p.m., California time, on the Option Expiration Date to notify Agent and each member of the Optionee Group in writing of Tier 6 Junior Lender's election to exercise its right to purchase the Senior Loan, and (ii) if such Secondary Option Trigger arises pursuant to clause (ii) of Section 13(A), for so long as the Payment Prohibition Period giving rise thereto remains in effect, Tier 6 Junior Lender shall be entitled to notify Agent and each member of the Optionee Group in writing of Tier 6 Junior Lender's election to exercise its right to purchase the Senior Loan (each, a "Secondary Option Exercise Notice").  Upon receipt of a Secondary Option Exercise Notice, if the Secondary Option Trigger giving rise to such notice arose pursuant to clause (ii) of Section 13(A), then the Optionee Group shall have a period of five (5) Business Days in which to advise Agent and Tier 6 Junior Lender in writing of their decision to exercise their right to purchase the Senior Loan pursuant to Section 12 above (a "Preemption Notice").  If the Optionee Group delivers a Preemption Notice, then such Preemption Notice shall have the same effect as a written notice given by the Optionee Group in accordance with the last sentence of Section 12(B) above, and the closing of the exercise of the Purchase Option by the Optionee Group shall proceed in accordance with the remainder of Section 12 above.  The Optionee Group shall have no right to deliver a Preemption Notice if the Secondary Option Trigger arose pursuant to clause (i) of Section 13(A).

(C)        If no Preemption Notice is given by the Optionee Group within the period specified in Section 13(B) above, or if the relevant Secondary Option Trigger arose pursuant to clause (i) of Section 13(A), then the notice given by Tier 6 Junior Lender shall become irrevocable, and Tier 6 Junior Lender shall close its exercise of its Purchase Option in accordance with the procedures set forth in Sections 12(A), 12(B) and 12(C) above, substituting Tier 6 Junior Lender for the Optionee Group in the exercise of its Purchase Option.

14.        Waivers.

The Loan Parties and Junior Lenders each hereby waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance of this Agreement in any action brought therefor by Agent on behalf of Senior Lenders or by any Most Senior Lender. To the fullest extent permitted by law and except as otherwise expressly provided in Section 6(A) hereof, each of the Loan Parties and each of the Junior Lenders hereby further waives: presentment, demand, protest, notice of protest, notice of default or dishonor, notice of payment or nonpayment and any and all other notices and demands of any kind in connection with all negotiable instruments evidencing all or any portion of the Senior Indebtedness or the Subordinated Indebtedness to which any Loan Party or any Junior Lender may be a party; notice of any loans made, extensions granted or other action taken in reliance thereon; and all other demands and notices of every kind in connection with this Agreement, the Senior Indebtedness or the Subordinated Indebtedness.  Each Junior Lender assents to any release, renewal, extension, compromise or postponement of the time of payment of the Senior Indebtedness, to any substitution, exchange or release of collateral therefor and to the addition or release of any person primarily or secondarily liable thereon.

15.        Indulgences Not Waivers.

Neither the failure nor any delay on the part of Agent or the Most Senior Lender to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof or give rise to an estoppel, nor be construed as an agreement to modify the terms of this Agreement, nor shall any single or partial exercise of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver by a party hereunder shall be effective unless it is in writing and signed by the party making such waiver, and then only to the extent specifically stated in such writing.

16.        Default.

Subject to applicable notice and/or grace periods, if any, if any representation or warranty of any Loan Party or any Junior Lender in this Agreement or in any instrument evidencing, securing or relating to the Senior Indebtedness proves to have been materially false when made, or, in the event of a breach either by any Loan Party or any Junior Lender in the performance of any of the material terms of this Agreement, or any instrument or agreement evidencing, securing or relating to the Senior Indebtedness, all of the Senior Indebtedness shall, at the option of Agent (or the Most Senior Lender), become immediately due and payable without presentment, demand, protest, or notices of any kind, notwithstanding any time or credit otherwise allowed.  At any time any Junior Lender fails to comply with any provision of this Agreement that is applicable to such Junior Lender, the Most Senior Lender (or Agent) may demand specific performance of this Agreement, whether or not the Loan Parties complied with this Agreement, and may exercise any other remedy available at law or equity.

17.        Amendment of Subordinated Loan Documents.  Each of the Junior Lenders agrees that it will not, without the consent of the Most Senior Lender, amend its Subordinated Loan Documents so as to modify the financial terms thereof (including, without limitation, the amount of principal, rate of interest, dividends, fees and premiums, if any), shorten the maturity thereof, add or change any covenants in a manner more restrictive to Borrowers or any of the other Loan Parties, or implement any other modification to the Subordinated Loan Documents if such modification would be materially adverse to any More Senior Lender.  For purposes of clarity, each of the Lenders agrees, to the extent such Lender constitutes a More Senior Lender as to certain other Lenders party to this Agreement, that all Junior Lenders as to whom such Lender constitutes a More Senior Lender may modify their applicable Subordinated Loan Documents as long as such modifications cause the terms of the relevant Subordinated Indebtedness to become less burdensome or less restrictive, or otherwise could not have a material adverse effect on the rights of any More Senior Lender.

18.        Inconsistent or Conflicting Provisions.  In the event any provision of the Senior Loan Documents or the Subordinated Loan Documents is inconsistent or conflicts with the provisions of this Agreement, the provisions of this Agreement shall govern and prevail.

19.        Notices.

Any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below or to such other address as a party may, by written notice, designate, and may be personally served, telecopied or sent by overnight courier, next business day delivery guaranteed, or by U.S. certified or registered mail, return receipt requested, and shall be deemed given:  (a) if served in person, when served; (b) if telecopied, on the date of transmission if before 3:00 p.m. (eastern time) on a Business Day, otherwise on the next Business Day; provided that a hard copy of such notice is also sent pursuant to (c) or (d) below and provided further that the transmission is shown as complete by electronic verification; (c) if by overnight courier, next Business Day delivery guaranteed, on the next Business Day on which delivery is guaranteed after delivery to the courier; or (d) if by U.S. mail, certified or registered mail, return receipt requested, on the third (3rd) Business Day after deposit in the mail, postage prepaid, in a manner that permits the U.S. Postal Service to track the communication.

(A)      If to Senior Lenders:

c/o Emerald Crest Management Company, LLC

500 Newport Center Drive, Suite 950

Newport Beach, California  92660

Attention:  Carleton S. Breed

With a Copy To:

Gammage & Burnham, P.L.C.

Two North Central Avenue, 15th Floor

Phoenix, Arizona  85004

Attention:  Kevin R. Merritt, Esq.

(B)      If to Junior Lenders:

IU Holdings, LP

Occidental Tower

Canterbury, Elder, Gooch & Surratt, P.C.

Attention  Patty Stein

5005 LBJ Freeway, Suite 100

Dallas, Texas 75244

IU Investments, LLC

c/o IMC2 accounting

12404 Park Central, Suite 400

Dallas, Texas 75251

Internet University, Inc.

12404 Park Central, Suite 400

Dallas, Texas 75251

Marc Blumberg

6439 Riverview Lane

Dallas, Texas 75248

Marc A. Pickren

1220 Crestcove Drive

Rockwall, TX 75087

Ned B. Timmer

2113 N White Birch Dr.

Mears, MI  49436

Scott N. Beck

13101 Park Central, Suite 100

Dallas, Texas 75240

(C)      If to the Loan Parties:

c/o CornerWorld Corporation

13101 Preston Road

Suite 100

Dallas, Texas 75240

With a Copy To:

D. Woodard Glenn, P.C

c/o Philip D. Collins

2626 Cole Avenue, Ste. 510

Dallas, TX 75204

Any addressee may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

20.        Benefit.

Each Junior Lender represents and warrants that the making of the Senior Loan will benefit such Junior Lender directly and materially.  Each Junior Lender acknowledges that Senior Lenders would not make the Senior Loan but for the execution of this Agreement. Therefore, each Junior Lender has received good, sufficient and adequate consideration for the making of this Agreement.

21.        Entire Agreement.

This Agreement constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, whether express or implied, oral or written. Neither this Agreement nor any portion or provision hereof may be changed, waived or amended orally or in any manner other than by an agreement in writing signed by Agent, the Senior Lenders, each of the Loan Parties, and each of the Junior Lenders.

22.        Additional Documentation.

Each of the Loan Parties and each of the Junior Lenders shall execute and deliver to Agent or to any More Senior Lender such further instruments and shall take such further action as Agent or Senior Lenders or any More Senior Lender may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

23.        Expenses.

Borrowers agree to pay Agent and Senior Lenders on demand all expenses of every kind, including reasonable attorneys' fees (whether incurred in a third party action or in an action brought by Agent or Senior Lenders against Borrowers or any of the other Loan Parties to enforce its rights under this Section), that Agent or Senior Lenders, as applicable, may reasonably incur in enforcing any of its rights against any Loan Party under this Agreement. As between Agent and Senior Lenders, on the one hand, and each of the Junior Lenders, on the other hand, the non-prevailing party shall pay to the prevailing party all expenses incurred by the prevailing party in enforcing its rights against the non-prevailing party under this Agreement (including reasonable attorneys' fees of the prevailing party).

24.        Successors and Assigns.

This Agreement shall inure to the benefit of Agent, Senior Lenders, and their respective successors and assigns, and shall be binding upon each of the Loan Parties and each of the Junior Lenders and their respective successors and assigns, including, without limitation, each and every subsequent holder of any Junior Lender Note.  The Most Senior Lender, without notice of any kind, may sell, assign or transfer the Senior Indebtedness, and in such event each and every immediate and successive assignee or transferee thereof may be given the right by the Most Senior Lender to enforce this Agreement in full against each of the Loan Parties and each of the Junior Lenders, by suit or otherwise, for its own benefit.  Each Junior Lender agrees, for the benefit of any such assignee or transferee, that such Junior Lender's obligations hereunder shall not be subject to any reduction, abatement, defense, set-off, counterclaim or recoupment for any reason whatsoever.

25.        Defects Waived.

This Agreement is effective notwithstanding any defect in the legality, validity or enforceability of any instrument or document evidencing, securing or perfecting the Senior Indebtedness.  To the extent of any such defect affecting any of the Senior Loan Documents, the right of any Junior Lender to challenge the enforceability of this Agreement as the result of such defect is hereby irrevocably waived.

26.        Subrogation.

Subject to the foregoing provisions hereof, provided that the Senior Indebtedness has been paid in full (and shall not be subject to avoidance under Section 547 of the Bankruptcy

Code) each of the Junior Lenders shall be subrogated, to the extent of such Senior Indebtedness so paid, to the rights of the holder of such Senior Indebtedness to receive payments or distributions or assets of the Loan Parties that secure such Senior Indebtedness until all amounts owing on the Subordinated Indebtedness shall be paid in full. For the purpose of such subrogation, no payments or distributions to the holder of the Senior Indebtedness by or on behalf of any Loan Party or by or on behalf of any Junior Lender by virtue of the provisions hereof which otherwise would have been made to such Junior Lender shall, as between the Loan Parties, a creditor of the Loan Parties (other than such Junior Lender and any More Senior Lender) and such Junior Lender, be deemed to be payment by the Loan Parties to or on account of the Senior Indebtedness, it being understood that the provisions of this Agreement are, and are intended solely, for the purpose of defining the relative rights of the Junior Lenders on the one hand, and the More Senior Lenders on the other hand.

27.        Reinstatement.

The obligations of each Junior Lender under this Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness is rescinded or must otherwise be restored or returned by any More Senior Lender by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

28.        Governing Law.

IT IS THE INTENT OF THE PARTIES HERETO THAT, IN ACCORDANCE WITH SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAWS, THE VALIDITY, CONSTRUCTION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.  FOR PURPOSES OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THE PARTIES HERETO HEREBY AGREE THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY EITHER ANY LOAN PARTY OR ANY JUNIOR LENDER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE COURTS OF THE STATE OF NEW YORK AND THE COUNTY OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF AGENT OR ANY SENIOR LENDER INITIATES SUCH ACTION, IN ADDITION TO THE FOREGOING COURTS, ANY COURT IN WHICH AGENT OR SUCH SENIOR LENDER SHALL INITIATE SUCH ACTION, TO THE EXTENT SUCH COURT HAS JURISDICTION.  EACH OF THE LOAN PARTIES AND EACH OF THE JUNIOR LENDERS HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY SENIOR LENDERS OR AGENT AND HEREBY WAIVES ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED UPON LACK OF VENUE.  THE EXCLUSIVE CHOICE OF FORUM AS SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE

ENFORCEMENT BY SENIOR LENDERS OR AGENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY SENIOR LENDERS OR AGENT OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND THE LOAN PARTIES AND EACH OF THE JUNIOR LENDERS HEREBY WAIVE THE RIGHT TO COLLATERALLY ATTACK SUCH JUDGMENT OR ACTION.

29.        Termination.  This Agreement shall terminate upon the final and indefeasible payment in full of the principal amount of, and all interest and premium on, and all other amounts in respect of, all Senior Indebtedness (i.e., at any time when there is no Junior Lender to succeed to the position of the Most Senior Lender hereunder).

30.        Jury Trial.

EACH OF THE SENIOR LENDERS, AGENT, EACH OF THE JUNIOR LENDERS AND EACH OF THE LOAN PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY DISPUTE ARISING FROM, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

31.        Severability.

The provisions of this Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, it is the intent of the parties that such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, and that this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

32.        Headings.  The headings of the Sections of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

33.        Counterparts.

This Agreement may be executed in any number of separate counterparts, all of which, when taken together, shall constitute one and the same instrument, notwithstanding the fact that all parties did not sign the same counterpart.  This Agreement may be executed by facsimile or by the electronic transmission of a signed copy, with the same force and effect as if all signatures were originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Subordination Agreement as of the date first above written.

"SENIOR LENDERS"

SOVEREIGN - EMERALD CREST CAPITAL PARTNERS II, LP, a Delaware limited partnership			PACIFIC SPECIALTY INSURANCE COMPANY, a California corporation

By:	Emerald Crest Capital II, LLC, a Delaware limited liability company, its General Partner		By:	Emerald Crest Management Company, LLC, a Delaware limited liability company, its Agent

	By:	____________________________ Carleton S. Breed, President		By:	____________________________ Monu J. Joseph, President

"AGENT"

EMERALD CREST MANAGEMENT COMPANY, LLC, a Delaware limited liability company

By: _________________________________

Print Name: __________________________

Title: ________________________________

[CONTINUATION SIGNATURE PAGE TO
SUBORDINATION AGREEMENT]

"JUNIOR LENDERS"

IU HOLDINGS, LP a Texas limited partnership		IU INVESTMENTS, LLC a Texas limited liability company

By:	IU Holdings GP, Inc., a	By:	_______________________________
	Delaware corporation, its	Name:	____________________________
	General Partner	Title:	____________________________

By: ________________________________

Name: ______________________________

Title: _______________________________

INTERNET UNIVERSITY, INC., a Texas corporation By: _________________________________ Name: _______________________________ Title: ________________________________	_________________________________ MARC BLUMBERG, an individual
_____________________________________ MARC A. PICKREN, an individual	__________________________________ NED B. TIMMER, an individual
_____________________________________ SCOTT N. BECK, an individual

[CONTINUATION SIGNATURE PAGE TO

SUBORDINATION AGREEMENT]

"LOAN PARTIES"

S SQUARED, L.L.C., an Illinois limited liability company __________________________________ Name: Scott N. Beck Title: President and Chief Executive Officer	ENVERSA COMPANIES LLC, a Texas limited liability company __________________________________ Name: Scott N. Beck Title: Chief Executive Officer

WOODLAND WIRELESS SOLUTIONS LTD., a Michigan corporation By ________________________________ Name: Scott N. Beck Title: Chairman, CEO and President	CORNERWORLD CORPORATION, a Nevada corporation __________________________________ Name: Scott N. Beck Title: Chairman and Chief Executive Officer

WOODLAND HOLDINGS CORP., a Delaware corporation __________________________________ Name: Scott N. Beck Title: Chief Executive Officer	CORNERWORLD, INC., a Delaware corporation __________________________________ Name: Scott N. Beck Title: President and Chief Executive Officer

GULF MEDIA SOLUTIONS, LLC, a Delaware limited liability company __________________________________ Name: Patrick Vilyus Title: President	TINY DIAL, LLC, a Delaware limited liability company __________________________________ Name: Scott N. Beck Title: Chief Executive Officer

BASCOMB & RICHARDS, LLC, a Delaware limited liability company __________________________________ Name: Joel Brewer Title: President	LANTANA DIRECT, LLC, a Delaware limited liability company __________________________________ Name: Steve Eaton Title: President

MONEY JACK, LLC, a Delaware limited liability company __________________________________ Name: Scott N. Beck Title: Chief Executive Officer	AVENTURA MEDIA SYSTEMS, LLC, a Florida limited liability company __________________________________ Name: Don Roberts Title: Chief Executive Officer

T2 TV, L.L.C., a Michigan limited liability company __________________________________ Name: Scott N. Beck Title: President and Chief Executive Officer	THE LEADSTREAM, LLC, a Delaware limited liability company __________________________________ Name: Marc Pickren Title: President

DIGITAL360, LLC, a Nevada limited liability company __________________________________ Name: Israel Arguello Title: Chief Executive Officer	CORNERWORLD TV, LLC, a Michigan limited liability company __________________________________ Name: Scott N. Beck Title: President

WEST MICHIGAN CO-LOCATION SERVICES, L.L.C., a Michigan limited liability company __________________________________ Name: Scott N. Beck Title: President and Chief Executive Officer	T2 COMMUNICATIONS, L.L.C., a Michigan limited liability company By: Woodland Holdings Corp., its sole member ________________________________ Scott N. Beck Chairman and Chief Executive Officer

PHONE SERVICES & MORE, L.L.C., a Michigan limited liability company By: Woodland Holdings Corp., its sole member ________________________________ Scott N. Beck Chairman and Chief Executive Officer

[CONTINUATION SIGNATURE PAGE TO

SUBORDINATION AGREEMENT]

DIGITAL360, LLC, a Nevada limited liability company By: _________________________________ Name: _______________________________ Title: ________________________________	AVENTURA MEDIA SYSTEMS, LLC, a Florida limited liability company By: ________________________________ Name: ______________________________ Title: _______________________________

PHONE SERVICES & MORE, L.L.C., a Michigan limited liability company By: _________________________________ Name: _______________________________ Title: ________________________________	THE LEADSTREAM, LLC, a Delaware limited liability company By: ________________________________ Name: ______________________________ Title: _______________________________

WEST MICHIGAN CO-LOCATION SERVICES, L.L.C., a Michigan limited liability company By: _________________________________ Name: _______________________________ Title: ________________________________	T2 TV, L.L.C., a Michigan limited liability company By: ________________________________ Name: ______________________________ Title: _______________________________

T2 COMMUNICATIONS, L.L.C., a Michigan limited liability company By: _________________________________ Name: _______________________________ Title: ________________________________	CORNERWORLD TV, LLC, a Michigan limited liability company By: ________________________________ Name: ______________________________ Title: _______________________________

MONEY JACK, LLC, a Delaware limited liability company By: _________________________________ Name: _______________________________ Title: ________________________________

EXHIBIT A

All of Grantor’s right, title and interest, whether now existing or hereafter arising or acquired, in and to any and all of the following items of personal property of Grantor:

1.        Accounts (as defined in the UCC).

2.        Certificated Securities (as defined in the UCC).

3.        Chattel Paper (as defined in the UCC).

4.        All of Grantor’s rights (including rights as licensee and lessee) with respect to (A) computer and other electronic data processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related  computer hardware; (B) all Software (as defined in the UCC), and all software programs designed for use on the computers and electronic data processing hardware described in clause (A) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (C) any firmware associated with any of the foregoing; and (D) any documentation for hardware, Software and firmware described in clauses (A), (B), and (C) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes (the “Computer Hardware and Software”) and all rights with respect to the Computer Hardware and Software, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing.

5.        Any right of the Grantor to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

6.        Deposit Accounts (as defined in the UCC).

7.        Documents (as defined in the UCC).

8.        Equipment (as defined in the UCC).

9.        Financial Assets (as defined in the UCC).

10.      General Intangibles (as defined in the UCC), including Payment Intangibles (as defined in the UCC) and Software.

11.       Goods (as defined in the UCC) (including all of its Equipment, Fixtures and Inventory, all as defined in the UCC), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor.

12.        Instruments (as defined in the UCC).

13.        All past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing (the “Intellectual Property”).

14.        Inventory (as defined in the UCC).

15.        Investment Property (as defined in the UCC).

16.        Money (of every jurisdiction whatsoever, as defined in the UCC).

17.        Letter-of-Credit Rights (as defined in the UCC).

18.        Payment Intangibles (as defined in the UCC).

19.        Security Entitlements (as defined in the UCC).

20.        Software (as defined in the UCC).

21.        To the extent not included in the foregoing, all other personal property of any kind or description; together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds (as defined in the UCC), products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provision of any lease or license of Computer Hardware or Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Secured Party will not enforce its security interest in Grantor’s rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon the request of Secured Party, Grantor will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Secured Party (and to Secured Party’s enforcement of such security interest) in such Secured Party’s rights under such lease or license.

EXHIBIT B

All of Parent’s right, title and interest, whether now existing or hereafter arising or acquired, in and to any and all of the following items of personal property of Parent:

1.        Stock certificate No. 1 representing 100 shares of CWI, and constituting all of Parent's common stock of Cornerworld, Inc.

2.        Membership unit certificates no. 1, no. 2 and no. 3 representing 87%, 10% and 3%, respectively, of the membership interests of Enversa, and constituting all of Parent's member units of Enversa Companies LLC.

3.        Stock certificate No. 1, representing 50 shares of Woodland Holdings Corp., a Delaware corporation.

4.        Stock certificate No. 2, representing 50 shares of Woodland Holdings Corp., a Delaware corporation.

5.        To the extent not included in the foregoing, all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds (as defined in the UCC), products, offspring, rents, issues, profits and returns of and from any of the foregoing.

6.        Deposit Accounts (as defined in the UCC).

7.        Money (of every jurisdiction whatsoever) (as defined in the UCC).

EXHIBIT C

All of Holding’s right, title and interest, whether now existing or hereafter arising or acquired, in and to any and all of the following items of personal property of Holdings:

1.        Unit Certificate No. 2, representing 500 voting member units of the membership interests of T2TV.

2.        Unit Certificate No. 3, representing 500 voting member units of the membership interests of T2TV.

3.        Unit Certificate No. 2, representing 500 voting member units of the membership interests of West Michigan.

4.        Unit Certificate No. 3, representing 500 voting member units of the membership interests of West Michigan.

5.        Unit Certificate No. 2, representing 1,000 voting member units of the membership interests of T2.

6.        Unit Certificate No. 2, representing 1,000 voting member units of the membership interests of PSM.

7.        Unit Certificate No. 1 representing 100% of the membership interests of CWTV.

8.        To the extent not included in the foregoing, all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds (as defined in the UCC), products, offspring, rents, issues, profits and returns of and from any of the foregoing.

9.        Deposit Accounts (as defined in the UCC).

10.        Money (of every jurisdiction whatsoever) (as defined in the UCC).

EXHIBIT D

All of Woodland Wireless’s right, title and interest, whether now existing or hereafter arising or acquired, in and to any and all of the following items of personal property of Woodland Wireless:

1.        Unit Certificate No. 3, representing 500 voting member units of the membership interests of Ranger.

2.        Unit Certificate No. 4, representing 500 voting member units of the membership interests of Ranger.

3.        To the extent not included in the foregoing, all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds (as defined in the UCC), products, offspring, rents, issues, profits and returns of and from any of the foregoing.